Exhibit 10.23

SIXTH AMENDMENT AGREEMENT entered into as June 6, 2024 (this “Sixth Amendment”),

BETWEEN:	KNIGHT THERAPEUTICS INTERNATIONAL S.A., a company registered under the laws of Uruguay (formerly known as Knight Therapeutics (Barbados) Inc.);

(hereinafter called the “Lender”)

AND:	SYNERGY CHC CORP., a corporation formed under the laws of the State of Nevada;

(hereinafter called the “Borrower”)

WHEREAS the Borrower and the Lender (then known as Knight Therapeutics (Barbados) Inc., a corporation formed under the laws of Barbados) are parties to that certain loan agreement made as of the 21st day of January, 2015, as amended by a first amending agreement dated November 12, 2015 and the amendment to the first amending agreement dated December 3, 2015, as amended and restated as of the 9th day of August, 2017, as amended by a loan amendment agreement to the amended and restated loan agreement dated May 14, 2018, as amended by a second amendment to the amended and restated loan agreement dated March 27, 2019, as amended by a third amendment to the amended and restated loan agreement dated May 8, 2020, as amended by a fourth amendment to the amended and restated loan agreement dated July 7, 2022 and as amended by a fifth amendment to the amended and restated loan agreement dated as of September 30, 2023 (such agreement, as amended, restated, amended and restated or otherwise modified from time to time as of the date hereof, the “Loan Agreement”);

WHEREAS the outstanding principal balance of the Loan immediately prior to the Sixth Amendment Closing Date was US$11,163,326;

WHEREAS as of March 31, 2024, the Borrower was indebted to Knight Therapeutics Inc. (“Knight”), an affiliate of the Lender, for an amount of US$1,169,727 on account of (i) outstanding licensing fees and arrears for royalty payments owing by the Borrower to Knight pursuant to that certain distribution, license and supply agreement dated January 22, 2015 between the Borrower and Knight, as amended and (ii) a balance of sale owing by the Borrower to the Knight pursuant to an Asset Purchase Agreement dated June 26, 2015 between Borrower (formerly Neuragen Corp) and Knight (collectively, the “Transferred Synergy Liabilities”),

WHEREAS on May 1, 2024, Knight assigned its right, title and interest to the claims against the Borrower in respect of the Transferred Synergy Liabilities to the Lender and, as such, the Borrower owes the Transferred Synergy Liabilities to the Lender;

WHEREAS the Borrower and the Lender have agreed to capitalize and add the Transferred Synergy Liabilities to the principal amount of the Loan such that the principal balance of the Loan as of the Sixth Amendment Closing Date is US$12,333,053;

WHEREAS the Borrower has requested certain other amendments to the Loan Agreement, and the Lender has agreed to memorialize such amendments on the terms and conditions set forth herein;

NOW, THEREFORE, IN CONSIDERATION of these presents and of the mutual covenants hereinafter contained, the parties have agreed as follows:

ARTICLE 1

INTERPRETATION

1.1	Capitalized Terms

In this Sixth Amendment (including the recitals), capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement as if amended to include the amendments set out in this Sixth Amendment.

1.2	To be Read with Loan Agreement

This Sixth Amendment is an amendment to the Loan Agreement. Unless the context of the Sixth Amendment otherwise requires, the Loan Agreement and this Sixth Amendment shall be read together and shall have effect as if the provisions of the Loan Agreement and this Sixth Amendment were contained in one agreement.

ARTICLE 2

AMENDMENTS

2.1	Amendments to the Loan Agreement

The Borrower and the Lender hereby agree to amend the Loan Agreement as follows:

2.1.1.1	Section 1.1 of the Loan Agreement is amended by deleting the definitions of “Extension Fee” and “Extension Principal Payment” and by inserting or restating the following definitions (as the case may be):

“Escrow Agreement” means that certain escrow agreement dated as of the date hereof between Holdco, the Lender and Nelson Mullins, as escrow agent, entered into in connection with the Share Sale (as defined therein).

“Loan” means the aggregate principal amount owing by the Borrower to the Lender on account of previous advances under the Loan Agreement and capitalized interest and fees, and including the Transferred Synergy Liabilities assigned to the Lender, being US$12,333,053 as of the Sixth Amendment Closing Date, and, for certainty, any reference to a Loan or to “the relevant Loan” in this Agreement shall be a reference to the Loan.

“Loan Documents” means (i) this Agreement, as amended hereby, and the Security Documents delivered by the Loan Parties and Holdco pursuant to this Agreement or otherwise in connection with this Agreement, including any Loan Document delivered to Lender as general continuing collateral security for the payment and performance of the present and future Obligations, as well as any amendments, replacements, supplements or other modifications hereto or thereto or any other documents or instruments contemplated hereby or thereby, (ii) all present and future security, agreements and documents labelled by the parties thereto as a Loan Document or that a reasonable Person would determine to be a Loan Document, including, for certainty, the JR Guarantee (iii) all confirmation agreements delivered by the Loan Parties confirming the validity of any of the foregoing Loan Documents, (iv) the Share Sale Agreement and the Escrow Agreement, and (v) Lender Distribution Agreements, in each case as the same may from time to time be supplemented, amended or restated, and “Loan Document” shall mean any one of the Loan Documents.

“Maturity Date” means March 31, 2026.

“Modification Agreement” means that certain Modification Agreement dated as of March 31, 2024 between the Borrower and Sanders Morris Harris, LLC, in its capacity as representative of the Noteholders.

“New Equity Financing” means an offering or offerings of the Borrower’s Equity Securities or securities convertible into Equity Securities after the date hereof of at least US$5,000,000 in the aggregate, excluding, for greater certainty, a Public Offering.

“Noteholders” has the meaning set forth in the Modification

Agreement. “Permitted Debt” means:

i.	Debt under this Agreement;

ii.	Debt in respect of Purchase Money Security Interests and Capital Leases in an outstanding amount not to exceed $250,000 in aggregate at any time;

iii.	Debt consented to in writing by Lender from time to time and subject to the terms imposed by Lender in connection with such consent;

iv.	to the extent included as Debt, accounts payable that arise, and accrued expenses incurred in, the ordinary course of business;

v.	the Shopify Debt in an outstanding amount not to exceed $500,000 in aggregate at any time, and subject to the conditions set forth in Section 9.1 (gg) of this Agreement; and

vi.	Debt incurred by a Subsidiary of the Borrower in accordance Section 2.2(d).

“Public Offering” means the initial public offering of any class of shares in the capital of the Borrower or securities in the capital of another Person formed for the purpose of taking the business of the Borrower public or another transaction, as a result of which (in either case) any class of shares in the capital of the Borrower (or the securities in the capital of another Person issued in exchange for all outstanding shares in the capital of the Borrower and/or issued as consideration for the sale or transfer by the Borrower of all or substantially all of its assets) are listed and posted for trading, traded or quoted on the Toronto Stock Exchange, the New York Stock Exchange, the NASDAQ National Market or any other stock exchange, market or quotation system approved by the Lender.

“Sanders Incentive Fee” means the incentive fee described in Section 14 of Exhibit “A” to the Modification Agreement.

“Share Sale Agreement” means that certain purchase and sale agreement dated as of the date hereof between Holdco and the Lender pursuant to which Holdco agrees to sell the Purchased Shares (as defined therein) to the Lender subject to the terms and conditions set forth therein.

“Shopify Debt” means the Debt owing from time to time by the Borrower to WebBank, a Utah-chartered industrial bank, pursuant to that certain merchant loan agreement between WebBank and the Borrower entered into on January 14, 2024 and such other loan documentation between the Borrower and WebBank entered into from time to time (provided copies thereof have been providing to the Lender).

“Sixth Amendment Closing Date” means May 30, 2024.

“Transferred Synergy Liabilities” has the meaning set forth in the sixth amendment to the amended and restated loan agreement between the Borrower and the Lender dated as of the Sixth Amendment Closing Date.

2.1.1.2	Section 3.1(b) (Repayment Schedule) of the Loan Agreement is hereby amended and restated as follows:

In addition to the interest payments set forth in Section 4.2, the Borrower shall pay to the Lender on account of principal of the Loan US$1,000,000 at the end of the Fiscal Quarters ending March 31, 2025, June 30, 2025, September 30, 2025 and December 31, 2025, with the outstanding balance of the Loan being due on the Maturity Date.

2.1.1.3	Section 4.1 of the Loan Agreement is hereby amended and restated as follows:

Subject to Section 4.3, the principal amount of the Loan and other outstanding Obligations relating to the Loan shall bear interest at a rate equal to 12% per annum compounded quarterly.

2.1.1.4	Section 4.2 of the Loan Agreement is hereby amended and restated as follows:

The Borrower shall pay Lender all accrued and unpaid interest on the principal amount of the Loan then outstanding monthly in arrears in cash (via wire transfer) on the last day of each month. For certainty, the final payment date with respect to app payments owing under the Loan (other than the Bonus Success Fee) shall be the Maturity Date.

2.1.1.5	The following is hereby added immediately after Section 4.11:

4.12 Incentive Fee.

As additional consideration for the Lender agreeing to the extension of the Maturity Date as provided herein, the Borrower shall to pay to the Lender a fee in an amount equal to the Sanders Incentive Fee, which such fee shall be fully earned at the date the Sanders Incentive Fee is paid and becomes concurrently due to Lender.

2.1.1.6	Section 9.1(o) of the Loan Agreement is hereby amended and restated as follows:

Perfection Certificate and Schedules. The Borrower shall provide Lender with an updated Perfection Certificate and updated disclosure schedules upon any material change to the information set forth therein and in any event, no later than forty-five (45) days after the end of each Fiscal Quarter.

2.1.1.7	Section 9.1(z)(i) of the Loan Agreement is hereby amended and restated as follows:

“(i) Minimum EBITDA. The Borrower shall maintain a minimum EBITDA of US$1,250,000 Million Dollars for the three (3) month period ending on the last day of each Fiscal Quarter starting March 31, 2024.

2.1.1.8	Section 9.1(dd) of the Loan Agreement is hereby amended and restated as follows:

9.1(dd). Shareholders Agreement. The Lender and each of the other shareholders of the Borrower that own more than five percent (5%) of the Borrower’s issued and outstanding common stock shall to enter into a shareholders’ agreement governing the Borrower (the “Shareholders’ Agreement”) by no later than June 30, 2024, which shall contain customary terms and conditions acceptable to the Lender, including without limitation (i) shareholder approval thresholds for corporate decisions and actions including actions outside the ordinary course of business; (ii) definitions of liquidity events and alternative liquidation events and priorities as to distribution of proceeds in such circumstances; (iii) pre-emptive rights, rights of first refusal and tag-along rights; and (iv) confidentiality, it being understood that the articles and by-laws of the Borrower shall be amended prior to or concurrently with the effective date of the Shareholders’ Agreement in order to the extent necessary to be consistent therewith; provided that failure to satisfy this obligation to enter the Shareholders’ Agreement will not be a Default or Event of Default, provided that, the foregoing obligation to enter into the Shareholders’ Agreement shall not apply if the shares of the Borrower are listed and posted for trading on a recognized stock exchange or Nasdaq Market in North America on or prior to June 30, 2024.

2.1.1.9	The following is hereby added immediately after Section 9.1(dd):

9.1(ee). The Borrower shall complete the New Equity Financing on or prior to March 31, 2025 (time being of the essence), which, as to the first $5,000,000, shall not dilute the Lender’s ownership interest in the Borrower below 10% on a fully diluted basis, failing which the Borrower will become liable to pay the Lender a fee in the amount of US$1,000,000, which amount shall be fully earned as of March 31, 2025 and added to the principal of the Loan as of such date.

9.1(ff). Upon the sale, licensing or any other disposition whatsoever of all or substantially all of the FOCUSfactor business or assets or the sale of substantially all of the assets and/or stock of the Borrower in one or more related transactions, including by way of merger, consolidation or any other “corporate” transaction(s) (a “Sale Transaction”), the Borrower shall pay (at the closing of the Sale Transaction) a success fee in the amount of US$1,800,000 to the Lender (the “Bonus Success Fee”). The obligation of the Borrower to pay the Bonus Success Fee shall survive the repayment of the Loan and/or the termination of this Agreement, provided that no Bonus Success Fee shall be payable if the Borrower effects a Public Offering and receives gross proceeds of no less than US$10 million in the aggregate through the issuance of equity at pre-money valuation of no less than US$50 million.

9.1(gg). The Borrower shall repay in full and terminate the Shopify Debt by no later than December 31, 2024, from which date the Shopify Debt shall cease to be Permitted Debt. Notwithstanding the foregoing, The Borrower shall immediately notify Lender as soon as it becomes aware WebBank has perfected any security interest in respect of the Shopify Debt. Should WebBank perfect its security interest in respect of the Shopify Debt, Borrower shall have thirty (30) days from the date of perfection to repay in full and terminate the Shopify Debt, and deliver to Lender evidence of discharge of any Liens granted in favour of WebBank.

2.1.1.10	The last sentence of Section 9.2(n) of the Loan Agreement is hereby amended and restated as follows:

Without limiting the foregoing, the aggregate gross compensation (including base salary, bonuses, and the value of equity benefits and any other compensation) payable to Jack Ross or to his Affiliates by the Borrower or its Subsidiaries during any Fiscal year shall not exceed US$500,000, until such time as the Borrower shall be listed on a publicly traded stock exchange; in which case Jack Ross’s compensation may be decided by the compensation committee of the Borrower.

2.1.1.11	Article 11 of the Loan Agreement is amended by adding the following to the end of Section 11.1:

(t) the failure of the Borrower to complete the New Equity Financing by March 31, 2025; or

(u) without limiting Section 11.1(b), the failure of the Borrower to pay when due any amounts owing to any Affiliates of the Lender pursuant to Lender Distribution Agreements; or

(v) failure of the Borrower to repay the Shopify Debt in accordance with Section 9.1(gg) of this Agreement.

2.1.1.12	From and as of the Sixth Amendment Closing Date, (i) all references in the Loan Agreement to “this Agreement” shall mean the Loan Agreement as amended by this Sixth Amendment, and as may otherwise be amended, restated, supplemented or otherwise modified from time to time, and (ii) all references in the other Loan Documents to the “Loan Agreement” (or words of similar import) shall be deemed to be references to the Loan Agreement as amended by this Sixth Amendment, and as may otherwise be amended, restated, supplemented or otherwise modified from time to time. All references in any of the Loan Documents to the “Loan Documents” shall mean the Loan Documents as amended by this Sixth Amendment and as may otherwise be amended restated, supplemented or otherwise modified from time to time and, for certainty, shall include any security, agreements and documents executed and delivered by the Borrower or any of its Subsidiaries or by Holdco in connection with this Sixth Amendment or the Loan Agreement. Except as expressly amended by this Sixth Amendment, all other provisions of the Loan Agreement and the Loan Documents not specifically amended hereby shall remain unchanged and in full force and effect.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties

In order to induce the Lender to enter into this Sixth Amendment, the Borrower represents and warrants to the Lender as of the Sixth Amendment Closing Date as follows, which representations and warranties shall survive the execution and delivery hereof:

3.1.1.1	after giving effect to the updated disclosure schedules contemplated in subsection 3.1.4 of this Sixth Amendment, the representations and warranties set forth in Article 7 of the Loan Agreement are true and correct as of the Sixth Amendment Closing Date;

3.1.1.2	all consents and approvals required in connection with the execution and delivery by the Loan Parties and Holdco of this Sixth Amendment and the other Loan Documents contemplated hereby have been obtained;

3.1.1.3	the execution and delivery of this Sixth Amendment and the other Loan Documents contemplated hereby and the performance of the applicable Loan Parties and Holdco of their obligations under the Loan Documents, as amended, do not conflict with or contravene any agreement to which any Loan Party is a party;

3.1.1.4	attached to this Sixth Amendment are updated disclosure schedules to the Loan Agreement in connection with each representation set forth in Section 11 of the Loan Agreement, which schedules reflect such representations being current to the Sixth Amendment Closing Date (as contrasted to the Closing Date);

3.1.1.5	all necessary action, corporate or otherwise, has been taken to authorize the execution, delivery and performance of this Sixth Amendment and the other Loan Documents contemplated hereby by the Loan Parties and Holdco; and

3.1.1.6	as of the Sixth Amendment Closing Date, no Default or Event of Default exists and the activities requiring revisions to the disclosure schedules do not reflect events or conditions that comprise a Default or Event of Default.

ARTICLE 4

CONDITIONS PRECEDENT & CLOSING DATE

4.1	Conditions Precedent

The effectiveness of this Sixth Amendment shall be subject to the following conditions precedent having been met to the satisfaction of the Lender, or, alternatively, waived in writing by the Lender:

4.1.1.1	the Borrower will pay to the Lender a work fee of US$50,000 in consideration for the Lender’s agreement to amend the Loan Agreement pursuant to this Sixth Amendment, which amendment fee shall be fully earned and payable on the Sixth Amendment Closing Date;

4.1.1.2	this Agreement shall have been executed and delivered by all parties hereto;

4.1.1.3	the Borrower shall have provided the Lender with an updated Perfection Certificate which shall be current as of the Sixth Amendment Closing Date and which shall include information regarding all of the Loan Parties;

4.1.1.4	the Borrower shall have provided the Lender with current US and Canadian Lien and other Lender-requested searches regarding the Borrower and Holdco in all relevant jurisdictions, together with reports thereon;

4.1.1.5	the Borrower and its Subsidiaries and Jack Ross shall have executed and delivered to the Lender a confirmation of guarantee and security agreement;

4.1.1.6	Holdco and, as applicable, a duly authorized representative of Nelson Mullins, shall have executed and delivered to the Lender the Share Sale Agreement and the Escrow Agreement, each in form and substance satisfactory to the Lender;

4.1.1.7	the Lender shall have received certified copies of the resolutions authorizing the execution, delivery and performance of Borrower’s obligations hereunder and copies of the resolutions of the Borrower authorizing the confirmation of guarantee and security agreement regarding the Loan Documents to which they are a party and the transactions contemplated therein, resolutions of Holdco authorizing the Share Sale Agreement and the Escrow Agreement, and the incumbency of the officers of Borrower and Holdco;

4.1.1.8	certificates of status or good standing, as applicable, for all relevant jurisdictions of Borrower and Holdco shall have been delivered to the Lender;

4.1.1.9	the Loan Parties shall be in compliance in all material respects with all (if any) Material Contracts and Material Licences to the satisfaction of the Lender and copies of all Material Contracts and Material Licences if any, applicable to the Loan Parties, shall have been delivered to the Lender;

4.1.1.10	evidence that all necessary or required consents or approvals of any Governmental Authority or other Person in connection the delivery of the Loan Documents have been obtained;

4.1.1.11	a currently dated letter of opinion of US counsel to the Borrower and Canadian counsel to Holdco shall have been delivered to the Lender. Such opinions shall, amongst other things, opine as to the enforceability of this Sixth Amendment, and the Loan Agreement as amended hereby, and the Share Sale Agreement, the Escrow Agreement, that the existing Security delivered in connection with the Loan Agreement is first ranking perfected security in favour of the Lender in respect to all of the Obligations and shall also address other customary corporate, enforceability, security and corporate matters;

4.1.1.12	the Borrower shall have delivered to the Lender certificates of insurance acceptable to the Lender showing, inter alia, the Lender as a first loss payee (or additional insured, as requested by the Lender) as its interest may appear on all insurance policies that insure the assets to be secured by the Security;

4.1.1.13	no Default or Event of Default shall have occurred and be continuing on the Sixth Amendment Closing Date;

4.1.1.14	no Material Adverse Effect shall have occurred;

4.1.1.15	the Lender shall have received such additional evidence, documents or undertakings as the Lender shall reasonably request to establish the consummation of the transactions contemplated hereby and be satisfied, acting reasonably, as to the taking of all proceedings in connection herewith in compliance with the conditions set forth in this Sixth Amendment; and

4.1.1.16	the Lender shall have completed all due diligence which it considers necessary or appropriate in its discretion in regard to the Loan Parties and their Property, books and records, operations, prospects and condition (financial or otherwise), including, without limitation, in regards to past and ongoing compliance with Applicable Laws (including Environmental Laws), union and labour relations and pension matters, and shall have obtained all internal approvals required under its internal procedures.

4.2	Post-Closing

The effectiveness of this Sixth Amendment shall be subject to the following conditions subsequent having been met to the satisfaction of the Lender, or, alternatively, waived in writing by the Lender:

4.2.1.1	within one hundred eighty (180) days of the Sixth Amendment Closing Date (the “Post-Closing Period”), the Borrower shall provide to the Lender current US Lien and other Lender-requested searches regarding the Borrower in all relevant jurisdictions, together with reports thereon, evidencing clear tax status for the Borrower in all jurisdictions. In no event shall the outstanding amount of tax Liens registered against the Borrower during the Post-Closing Period exceed $1,200,000 in the aggregate at any time.

ARTICLE 5

MISCELLANEOUS

5.1	Further Assurances

Each of the Borrower and the Lender shall, from time to time hereafter and upon any reasonable request of the other party, execute and deliver such further agreements and documents and do all such other acts and things as may be necessary or appropriate to give effect to the foregoing.

5.2	Time of the Essence

Time shall be of the essence of this Sixth Amendment.

5.3	Severability

If any provision of this Sixth Amendment is found by final judgment of a court of competent jurisdiction to be invalid or unenforceable in whole or in part, such provision (or part thereof, as the case may be) shall be severable and such finding shall not affect the validity or enforceability of the remainder of such provision or of any other provision hereof.

5.4	Enurement

This Sixth Amendment shall enure to the benefit of and be binding upon the parties hereto and their permitted assigns.

5.5	Counterparts

This Sixth Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

5.6	Paramountcy

In the event of any conflict or inconsistency between the terms and conditions of this Sixth Amendment and the terms and conditions of any other Loan Document, including the Loan Agreement, the terms and conditions of this Sixth Amendment shall prevail and be paramount to the extent of such conflict or inconsistency.

5.7	Continuance of Loan Agreement and Security

The Loan Agreement, as changed, altered, amended or modified by this Sixth Amendment, shall be and continue in full force and effect and is hereby confirmed and the rights and obligations of all parties thereunder shall not be affected or prejudiced in any manner except as specifically provided for herein. Nothing in this Sixth Amendment shall constitute a release, settlement, extinguishment, rescission or novation of any indebtedness or Loan outstanding under the Loan Agreement and all advances outstanding under the Loan Agreement shall continue as advances following the execution and delivery of this Sixth Amendment. Without limiting the foregoing, the Borrower hereby acknowledges and confirms that shall comply with and that it is subject to

5.8	Performance; No Lender Defaults.

The Borrower confirms that the Lender has fully and timely performed all of its respective obligations and duties in compliance with the Loan Documents and applicable law, and has acted reasonably and in good faith. In further consideration of the Lender’s execution of this Sixth Amendment, the Borrower, on behalf of itself, its successors, assigns, affiliates, members, officers, directors, employees, agents and attorneys hereby forever, fully, unconditionally and irrevocably waive and release the Lender, and the respective successors, assigns, parents, subsidiaries, affiliates, officers, directors, employees, attorneys and agents of each (each a “Releasee”) from any and all claims, liabilities, obligations, debts, causes of action (whether at law or in equity or otherwise), defenses, counterclaims, setoffs, of any kind, whether known or (to the maximum extent permitted by applicable law) unknown, whether liquidated or unliquidated, matured or unmatured, fixed or contingent, directly or indirectly arising out of, connected with, resulting from or related to any act or omission by the Lender, or any other Releasee, with respect to the Loan Documents and any collateral, other than Lender’s or any Releasee’s gross negligence or willful misconduct, on or before the date of this Sixth Amendment (collectively, the “Claims”). Borrower further agrees that it shall not commence, institute, or prosecute any lawsuit, action or other proceeding, whether judicial, administrative or otherwise, to collect or enforce any Claim.

5.9	Choice of Governing Law and Construction.

Except as expressly set forth therein, pursuant to Section 5-1401 of the New York General Obligations Law, this Sixth Amendment and the other Loan Documents (unless expressly stated otherwise in the other Loan Documents) shall be governed by the Laws of the State of New York therein as to interpretation, enforcement, validity, construction, effect, and in all other respects, including, without limitation, the legality of the interest rate and other charges, but excluding perfection and realization of the security interests and hypothecs in the Collateral, which shall be governed and controlled by the laws of the relevant jurisdiction.

5.10	Attornment.

Pursuant to Section 5-1402 of the New York General Obligations Law, the parties hereto irrevocably submit and attorn to the non-exclusive jurisdiction of the courts of the State of New York and the United States courts for the Southern District of New York for all matters arising out of, or in connection with, this Sixth Amendment and the other Loan Documents.

5.11	Waiver of Jury Trial

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT, BREACH OF DUTY, COMMON LAW, STATUTE OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH PARTY HERETO FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

5.12	Language

The parties acknowledge that they have requested that this Sixth Amendment and all ancillary documents be drawn up in the English language only. Les parties reconnaissent avoir exigé que cette convention ainsi que tous les documents y reliés soient rédigés en anglais seulement.

(signature page follows)

IN WITNESS WHEREOF the parties hereto haVe duly executed this SiXth Amendenent as of the date and at the place.first .hereinabove set forth.

KNIGHT THERAPEUTICS INTERNATIONAL S.A.

by:	/s/ Arvind Utchanah
	Name:	Arvind Utchanah
	Title:	CFO

SYNERGY CHC CORP.

by:	/s/ Jack Ross
	Name:	Jack Ross
	Title:	Chairman and CEO

SCHEDULES*

Schedule 7.1(f) - Intellectual Property

Schedule 7.1(h) - Current and Prior Names

Schedule 7.1(i) - Subsidiaries

Schedule 7.1(j) - Litigation

Schedule 7.1(k) - Material Contracts and Material Licenses

Schedule 7.1(p) - Taxes

Schedule 7.1(s) - Location of Collateral

Schedule 7.1(t) - Owned Real Property

Schedule 7.1(u) - Leased Real Property

Schedule 7.1(v) - Deposit Accounts and Security Accounts

Schedule 7.1(x) - Labor Matters

Schedule 7.1(z) - Pension Plans

Schedule 7.1(bb) - Insurance

Schedule 7.1(kk) - Regulatory Matters

*	The listed schedules have been omitted from this Exhibit 10.23 pursuant to Item 601(b)(2) of Regulation S-K. Synergy CHC Corp. hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the SEC.